Letter Agreement

TO: Neiman Funds

305 Spindrift Drive

Williamsville, NY 14221

Dear Ladies and Gentlemen:

You have engaged us to act as the sole investment advisor to the Neiman Large Cap Value Fund (the “Fund”), pursuant to a Management Agreement dated April 1, 2019. Effective August 1, 2025 we hereby contractually agree to waive management fees and reimburse expenses to the extent necessary to maintain total annual operating expenses of the Fund (excluding brokerage fees and commissions, interest and other borrowing expenses, taxes, indirect expenses (such as expenses of other investment companies in which the Fund invests) and extraordinary expenses) at an amount not to exceed 1.29% of its average daily net assets for No-Load Class and at an amount not to exceed 1.29% its average daily net assets for Class A Shares through July 31, 2026

Very truly yours,

Neiman Funds Management LLC

By: /s/ Daniel Neiman

Daniel Neiman

Managing Member

Acceptance: The foregoing agreement is hereby accepted.

Neiman Funds

By: /s/ Daniel Neiman

Daniel Neiman

President